EXHIBIT 99.1
SEPARATION AGREEMENT
     This Separation Agreement (the “Agreement”), dated as of March 7, 2006, is entered into between Martha Stewart Living Omnimedia, Inc. including its subsidiaries, affiliates, officers, directors, agents, employees, successors and assigns (the “Company”) and James Follo, the Company’s Chief Financial and Administrative Officer (“Mr. Follo”).
     WHEREAS, several months ago, Mr. Follo had communicated his desire to resign his position to pursue other opportunities, and
     WHEREAS, the Company wished for Mr. Follo to continue in his role through the filing if its 2005 Annual Report on Form 10-K and to be available thereafter to consult with the Company, and
     WHEREAS, the Board of Directors of the Company has approved the compensation and other financial arrangements set forth below,
     NOW, THEREFORE, in consideration of these premises and the mutual covenants hereinafter set forth, the Parties agree as follows:
     1. Mr. Follo will continue in his position as Chief Financial and Administrative Officer until the Company has filed its 2005 Annual Report on Form 10K, which such filing is expected to occur on or about March 7, 2006.
     2. After the date on which Mr. Follo’s employment with the Company ceases (the “Cessation Date”), which in no event shall be later than March 15, 2006, and in consideration for Mr. Follo’s continued services as an employee pursuant to the preceding paragraph and his execution, and agreement to the terms, of the Waiver and Release of Claims attached hereto and made a part hereof as Exhibit A (the “Release”), the Company shall:
(a) pay Mr. Follo $227,920 in 13 equal installments of $17,532.31 over the six-month period commencing on the day after the Cessation Date, in accordance with the Company’s standard payroll practices; and,
(b) take whatever action is permissibly and reasonably necessary to accelerate the vesting of all equity previously granted to Mr. Follo, such that all shares of Restricted Stock, Options, and/or Restricted Stock Units previously granted to Mr. Follo that have not vested as of the date hereof will be deemed to vest on March 1, 2006.

     3. Mr. Follo’s contribution to the Company’s 401(k) plan will cease effective on the Cessation Date. When directed by Mr. Follo, the Company shall pay Mr. Follo any amounts he contributed or which are vested in such plan in accordance with the terms of such plan.
     4. The Company shall continue the health benefits of Mr. Follo and his dependents, with Mr. Follo continuing to make his normal contribution, until March 31, 2006, or until Mr. Follo and his dependents are eligible for coverage under a comparable plan, whichever is sooner. If, after March 31, 2006, Mr. Follo and/or his dependents have not obtained subsequent coverage, they may continue such health benefits in accordance with the provisions of COBRA. The “Company” agrees to pay for the first six (6) months of COBRA coverage for Mr. Follo and his dependents. Further information regarding COBRA and the applicable forms shall be provided under separate cover.
     5. Mr. Follo acknowledges and agrees that the Release is an integral part of, and a material inducement to the Company to enter into, this Agreement.
By signing below, the Company and Mr. Follo acknowledge that they have carefully read and understood the terms of this Agreement, enter into this Agreement knowingly, voluntarily and of their own free will, understand its terms and significance and intend to abide by its provisions, including the Release, without exception.
MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Susan Lyne

	Susan Lyne	Date: March 7, 2006
President & Chief Executive Officer

/s/ James Follo

	James Follo	Date: March 7, 2006

Exhibit A
WAIVER AND RELEASE OF CLAIMS
1. General Release. In consideration of the payments and benefits to be made pursuant to that Separation Agreement dated as of March 7, 2006 (the “Agreement”), James Follo (the “Employee”), with the intention of binding the Employee and the Employee’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Martha Stewart Living Omnimedia, Inc. (the “Company”) and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity (an “Action”), including, without limitation, any and all Actions (i) arising out of or in any way connected with the Employee’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the New York State Constitution, the New York Human Rights Law, the New York Labor Law, the New York Civil Rights Law, the New York City Human Rights Law, the New York Retaliatory Action by Employers Law, the New York Non-Discrimination for Legal Actions Law and the New York Wage and Hour Law, excepting only:
     (a) rights of the Employee under this Waiver and Release of Claims and the Agreement;
     (b) rights of the Employee relating to equity awards held by the Employee as of his Cessation Date (as defined in the Agreement);
     (c) the right of the Employee to receive COBRA continuation coverage in accordance with applicable law;
     (d) rights to indemnification the Employee may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

     (e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Cessation Date in accordance with applicable Company policy; and
     (f) claims for the reimbursement of unreimbursed business expenses incurred prior to the Cessation Date pursuant to applicable Company policy.
2. No Admissions, Complaints or Other Claims. The Employee acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Employee also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.
3. Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
4. Specific Waiver. The Employee specifically acknowledges that his acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Employee is not permitted to waive.
5. Additional Covenants.
     (a) Confidentiality. The Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case the Employee shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Employee during the Employee’s employment by the Company that is not generally available public knowledge (other than by acts by the Employee in violation of this Waiver and Release of Claims).
     (b) Return of Company Material. The Employee represents that he has returned to the Company all Company Material (as defined below). For purposes of this Section 5(b), “Company Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including, without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, books, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Employee’s compensation or employee benefits.
     (c) Cooperation. Following the Employment Severance Date, the Employee shall reasonably cooperate with the Company upon reasonable request of the President & Chief Executive Officer and/or the the Company’s Board of Directors and be reasonably available to the Company with respect to matters arising out of the Employee’s services to the Company Affiliated Group.
     (d) Nondisparagement. The Employee agrees not to communicate negatively about or otherwise disparage any Company Released Party or the products or businesses of any of them in any way whatsoever.
     (e) Nonsolicitation. The Employee agrees that, from the Cessation Date through the second anniversary of the Cessation Date, the Employee shall not, directly or indirectly, interfere with the Company’s businesses by, without limitation, (i) soliciting any of the Company’s employees or (ii) requesting or causing any customers, employees or vendors of the Company to alter, cancel or terminate any business or employment relationship with the Company.
     (f) Injunctive Relief. In the event of a breach or threatened breach by the Employee of this Section 5, the Employee agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Employee acknowledging that damages would be inadequate or insufficient.
6. Voluntariness. The Employee acknowledges and agrees that he is relying solely upon his own judgment; that the Employee is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Employee is signing this Waiver and Release of Claims of his own free will; that the Employee has read and understood the Waiver and Release of Claims before signing it; and that the Employee is signing this Waiver and Release of Claims in exchange for consideration that he believes is satisfactory and adequate. The Employee also acknowledges and agrees that he has been informed of the right to consult with legal counsel and has been encouraged to do so.
7. Complete Agreement/Severability. The Agreement and this Waiver and Release of Claims constitute the complete and final agreement between the parties and supersede and replace all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.
8. Acceptance and Revocability. The Employee acknowledges that he has been given a period of twenty-one (21) days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Employee shall be advised of such longer period and such longer period shall apply. The Employee may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company. This Waiver and Release of Claims shall not become effective or enforceable until seven (7) calendar days after the Employee signs it. The Employee may revoke his acceptance of this Waiver and Release of Claims at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes.
9. Effect of Unenforceability of Release. In the event that the Employee or his successors or assigns initiates an Action in respect any portion of the Waiver and Release of Claims set forth herein that is held to be null and void or otherwise determined not to be enforceable by the Company for any reason (whether as part of such Action or otherwise), then, in addition to any other remedy available to the Company hereunder (including, without limitation, the right to cease the severance benefits), the Employee shall promptly repay to the Company any payments made to him pursuant to, and/or forfeit any other compensation provided for in, the Agreement.
10. Governing Law. Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.
/s/ James Follo
James Follo